Exhibit 99.3

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

June 4, 2021

Amplitude Healthcare Acquisition Corporation

1177 Avenue of the Americas, Fl 40

New York, NY 10036

Amplitude Healthcare Acquisition Corporation (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,
/s/ Judith Shizuru, M.D., Ph.D.
Judith Shizuru, M.D., Ph.D.